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                                                                     EXHIBIT 5.1



                                February 17, 1998



Platinum Software Corporation
195 Technology Drive
Irvine, CA  92618


           RE:  REGISTRATION STATEMENT ON FORM S-8
                ----------------------------------

Ladies and Gentlemen:

           We have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission on or about February 17, 1998 (the "Registration Statement") in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 525,206 shares of Common Stock (the "Shares") reserved for issuance pursuant to key employee nonqualified stock option agreements and certain nonqualified stock option agreements assumed by the Company pursuant to its acquisition of FocusSoft, Inc., a Kentucky corporation ("FocusSoft") as fully described in the Registration Statement (collectively, the "Agreements"). We have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the sale and issuance of the Shares under the Agreements.

           It is our opinion that, when issued and sold pursuant to the terms of the Agreements, the Shares will be legally and validly issued, fully paid and nonassessable.

           We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever it appears in the Registration Statement and any amendment thereto.


                                           Very truly yours,

                                           WILSON SONSINI GOODRICH & ROSATI
                                           Professional Corporation

                                           /s/ Wilson Sonsini Goodrich & Rosati